LETTER TO THE COMMISSION

April 11, 2002

Securities and Exchange Commission

DynCorp received a representation letter dated April 11, 2002, from Arthur Andersen LLP indicating that they have audited the consolidated financial statements of DynCorp and its subsidiaries as of December 27, 2001 and for the year then ended and have issued their report thereon dated February 15, 2002. Arthur Andersen represents that the audit was subject to their quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards and that there was appropriate continuity of Arthur Andersen personnel working on the audit and availability of national office consultation. Availability of personnel at foreign affiliates of Arthur Andersen is not relevant to this audit.


                                                /S/ J. J. Fitzgerald
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                                                April 11, 2002